Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Expand Energy Corporation (formerly known as Chesapeake Energy Corporation) of our report dated February 21, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Expand Energy Corporation’s (formerly known as Chesapeake Energy Corporation) Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ PricewaterhouseCoopers LLP
Oklahoma City, Oklahoma
October 22, 2024